Exhibit 99.1

Bank of Florida Corp. Reports Third Quarter 2008 Results

NAPLES, Fla.--(BUSINESS WIRE)--October 28, 2008--Bank of Florida Corporation (Nasdaq:BOFL) reported third quarter 2008 results. Highlights for the third quarter include:

  Third quarter provision for loan losses totaled $6.2 million, up $4.6 million from $1.6 million in the second quarter of 2008, and up $5.9 million from $336,000 in the third quarter of 2007
  Allowance for loan losses was 1.14% of total loans, an increase from 1.11% in the second quarter of 2008 and 1.02% in the year-ago quarter
  Net interest margin was 3.33%, a decrease of 25 basis points compared to 3.58% in the second quarter of 2008 and down 63 basis points from 3.96% in the third quarter of 2007
  Loan growth of 8% on a year-over-year basis; loans grew 5% (19% annualized) from the second quarter
  Core deposits, including CDs with balances of less than $100,000 and $80 million in new reciprocal CDAR deposits, grew 72% (annualized) compared to the second quarter of 2008
  Net loss of $3.4 million or $0.27 per share
  Capital position remains strong, with $20 million in excess of the minimum regulatory requirements to be considered “well-capitalized,” and leverage, total capital and tangible equity ratios of 9.19%, 11.57%, and 8.90%, respectively
  Opened second location in affluent Coral Gables market (Miami-Dade)

“As we stated in our third quarter 2008 preliminary earnings release on October 10, we recorded a significantly higher provision for loan losses during the third quarter as a result of the difficult economic conditions that persist across our markets,” said Michael L. McMullan, Bank of Florida Corporation’s President and Chief Executive Officer. “Residential real estate continues to be very difficult to value, and while there is demand for residential housing, buyers remain on the sidelines due to the tight credit market and tough economic conditions. With this, we will continue to take a very proactive approach in recognizing losses resulting from the continued pressure on real estate values. Also, as stated in our October 10th release, we will continue to closely monitor our loan portfolio, obtain new appraisals and real estate valuations, and recognize losses in a timely manner to successfully manage through this credit cycle. As a result of these actions, we anticipate increasing our allowance for loan losses during the fourth quarter.”

“We also anticipate further net interest margin compression during the fourth quarter as loans re-price at lower levels, due to the 50 basis point cut in the prime rate that occurred in early October, as well as the persistent competitive deposit market. Additionally, we will continue to focus on non-interest expenses and improving operating efficiencies. Beginning in 2009, we anticipate that the Cape Coral office, which was closed in May, will save approximately $500,000 per year.”

“While we remain well-capitalized, we are currently considering participation in the Treasury Capital Purchase Program, a program we understand to be for strong financial institutions that are positioned to grow during this cycle, both organically as well as through acquisitions. We believe participation in this program is an attractive option which would allow us to capitalize on the current opportunities created through this significant market disruption.”

Third Quarter 2008 Financial Highlights

Net Interest Income

Net interest income for the third quarter totaled $10.9 million, a decrease of 4% from the second quarter (15% decrease annualized) as net interest margin compression of 25 basis points to 3.33% more than offset average earning asset growth. The sequential decrease in the net interest margin was primarily related to interest reversals on non-accrual loans totaling $336,000, which represented approximately 15 basis points of the decrease in the interest margin. Also impacting the net interest margin, but to a lesser extent, was a combination of inflows of new CD and money market deposits, resulting from a promotion in mid-September with premium rates of 4.00% to 4.25%, as well as the addition of liquidity to the balance sheet, which remains a key regulatory focus.

On a year-over-year basis, net interest income decreased $1.0 million or 9%. The decrease was largely related to interest reversals on nonperforming loans which increased to $29.1 million in the third quarter of 2008, from $5.7 million in the third quarter of 2007.

Asset Quality and Provision for Loan Losses

The provision for loan losses totaled $6.2 million, up from $1.6 million in the second quarter and $336,000 in the third quarter of 2007. The increase in the provision was due to net charge-offs of $5.2 million, or 1.72% of average loans, resulting from the continued weakness in real estate values. Two large loans constituted approximately $3.2 million of the charge-offs, both of which are in the Southwest market and had been previously disclosed in the fourth quarter of 2007. These charge-offs consisted of a $1.3 million partial charge-off related to a large residential condominium project in Lee County, and a partial charge-off of $1.9 million related to two eight-unit condominium buildings situated on more than four acres in Lehigh Acres.

Nonperforming assets totaled $33.2 million, or 2.15% of total assets, an increase of $8.5 million from $24.7 million or 1.75% of total assets in the second quarter. Nonperforming loans were $29.1 million, or 2.33% of total loans, up $4.8 million from $24.3 million or 2.03% sequentially. The increase in nonperforming loans was primarily related to four large commercial relationships totaling $8.5 million, somewhat offset by the $5.2 million in charge-offs. Other real estate owned was $4.1 million, an increase from $439,000 as of the second quarter. The increase in other real estate owned was primarily due to the addition of 30 acres of vacant land in Punta Gorda, valued at approximately $2.6 million. The remainder of the increase in OREO was a combination of residential lots, commercial real estate, and residential real estate.

Nonperforming Loan Analysis
(Dollars in Thousands)

	September 30, 2008			June 30, 2008
Loans Secured by:	NPLs	% Total NPLs	% Total Loans	NPLs	% Total NPLs	% Total Loans
1-4 Family	$4,960	17%	0.40%	$4,757	20%	0.40%
HELOC	$1,786	6%	0.14%	$2,832	12%	0.24%
Land and Construction - Residential	$10,387	36%	0.83%	$11,924	49%	1.00%
Land and Construction - Commercial	$2,948	10%	0.24%	$3,436	14%	0.29%
Commercial & Industrial	$246	1%	0.02%	$278	1%	0.02%
Commercial Real Estate	$8,340	29%	0.67%	$859	4%	0.07%
Consumer and Other	$397	1%	0.03%	$164	1%	0.01%
Total	$29,064	100%	2.33%	$24,250	100%	2.03%

The allowance for loan losses was $14.3 million as of September 30, 2008, an increase of 8% compared to the second quarter of 2008. The allowance as a percentage of loans increased to 1.14% during the third quarter, up slightly from 1.11% during the previous quarter, and was 49.1% of nonperforming loans, down slightly from 54.6% in the second quarter of 2008. The allowance for loan losses allocated by loan category for the second and third quarters of 2008 is shown in the table below.

		Reserve Allocation Analysis:
		(Dollars in Thousands)

	September 30, 2008		June 30, 2008
	Reserve Amount ($000)	% Loans in Each Category	Reserve Amount ($000)	% Loans in Each Category
Land and Construction	$4,834	33.9%	$4,381	33.1%
Home Equity Lines of Credit	$543	3.8%	$1,258	9.5%
1-4 Family	$1,586	11.1%	$1,529	11.6%
Multi-Family Property	$364	2.6%	$314	2.4%
Commercial Real Estate	$5,360	37.6%	$4,093	30.9%
Commercial & Industrial	$1,355	9.5%	$1,343	10.2%
Consumer & Other	$222	1.5%	$314	2.4%
Total	$14,263	100.0%	$13,232	100.0%

Loans 30-89 days past due increased $23.4 million to $37.3 million in the third quarter of 2008, compared to $13.9 million in the second quarter of 2008. The increase in loans 30-89 days past due was primarily related to the addition of 11 credits totaling $28.2 million. The majority of these loans were in the Southwest market (seven loans totaling $18.0 million), followed by Southeast (two loans totaling $6.8 million), and Tampa Bay (two loans totaling $3.4 million.)

Land and construction loans accounted for 31% of total loans past due, while multi-family accounted for 35%, commercial real estate accounted for 16%, one-to-four family accounted for 14%, and commercial and industrial accounted for 4%. Two large loans totaling $8.4 million, which were construction loans in the second quarter of 2008, and considered performing at that time, accounted for the majority of multi-family delinquencies. During the month of October, loans 30-89 days past due decreased $9.1 million to $28.1 million compared to the level as of September 30, 2008.

Non-Interest Income

Non-interest income increased 11% (43% annualized) to $1.2 million compared to the second quarter of 2008. Included in the increase in non-interest income was $146,000 in net securities and other gains. In the second quarter of 2008, the Company recorded a $136,000 loss on the disposal of fixed assets, which was recorded as a reduction of non-interest income and contributed to the third quarter increase. During the third quarter, trust fees remained flat as increased revenues from sales efforts were offset by the decrease in the global equity markets, impacting existing account fees. Service charges decreased 6% sequentially (22% annualized), due to reduced deposit overdraft fees, miscellaneous loan fees, and deposit sweep fees.

On a year-over-year basis, non-interest income decreased 8%, due to a 14% decrease in trust fees, and a 2% decrease in service charges and other fees. The decrease in trust fees was primarily related to lower client balances due to the current difficult financial markets, which more than offset the addition of 15 new trust relationships. The decrease in service charges and other fees was primarily due to lower loan fees. These decreases more than offset slight increases in mortgage banking fees and net securities and other gains.

Non-Interest Expenses

During the third quarter of 2008, non-interest expenses increased 6% (23% annualized) to $11.4 million compared to the second quarter of 2008. The primary reason for the increase in non-interest expenses was a 14% (56% annualized) increase in general operating expenses, which was related to higher costs associated with problem assets, including higher repossession and OREO expenses.

On a year-over-year basis, non-interest expenses increased 11%, primarily due to a 17% increase in occupancy expenses as a result of the newly opened Coral Gables financial center, the relocation of the Coral Ridge financial center in Ft. Lauderdale, as well as the build out of the customer service operations center and headquarters facility. General operating expenses increased 25%, primarily due to higher OREO and repossession expense, and increased regulatory assessments.

Balance Sheet and Capital

Total assets increased $130 million to $1.5 billion in the third quarter of 2008 compared to the second quarter of 2008, an increase of 9% (37% annualized.) On a year-over-year basis, total assets increased $222 million or 17%. Loans increased $56 million to $1.2 billion compared to the second quarter of 2008, an increase of 5% (19% annualized.) The increase in loans on a sequential basis was primarily due to growth in commercial real estate loans and one-to-four family mortgages. Total land and construction loans decreased 4% between the third quarter of 2008 and the second quarter of 2008 (14% annualized). On a year-over-year basis, total loans grew 8%.

Total deposits increased $187 million to $1.2 billion in the third quarter of 2008 compared to the second quarter of 2008, an increase of 19% (74% annualized.) The addition of $80 million in reciprocal CDAR deposits during the quarter was primarily the reason for the substantial increase in deposits. Core deposits, which exclude wholesale brokered CDs, wholesale CDAR deposits, and CDs in excess of $100,000, accounted for approximately 58% of total deposits, unchanged from the prior quarter and down slightly from 64% during the third quarter of 2007.

Shareholders’ equity in the third quarter of 2008 was $196.7 million, down $806,000 sequentially and $2.1 million or 1% on a year-over-year basis. Tangible book value per share was $10.31, down slightly from $10.36 in the prior quarter and $10.51 in the third quarter of 2007. The Company’s capital position remains strong, with $20 million in excess of the minimum regulatory requirements to be considered “well-capitalized.” The leverage, total capital, and tangible equity ratios were 9.19%, 11.57%, and 8.90%, respectively.

The following table summarizes the Company’s results for third quarter 2008.

Bank of Florida Corporation
Summary of Consolidated Financial Data
(Dollars in thousands, except per share data)

	For the Three Months Ended				For the Three Months Ended			For the Nine Months Ended
	Sept 30,	Jun 30,	Increase/(decrease)		Sept 30,	Increase/(decrease)		Sept 30,	Sept 30,	Increase/(decrease)
	2008	2008	$	%	2007	$	%	2008	2007	$	%
Total interest income	$20,980	$20,994	($14)	-0.1%	$23,727	($2,747)	-11.6%	$62,899	$61,710	$1,189	1.9%
Total interest expense	10,059	9,647	412	4.3%	11,773	(1,714)	-14.6%	29,897	29,490	407	1.4%
Net interest income before provision	10,921	11,347	(426)	-3.8%	11,954	(1,033)	-8.6%	33,002	32,220	782	2.4%
Provision for loan losses	6,190	1,585	4,605	290.5%	336	5,854	1742.3%	8,463	1,536	6,927	451.0%
Net interest income after provision	4,731	9,762	(5,031)	-51.5%	11,618	(6,887)	-59.3%	24,539	30,684	(6,145)	-20.0%
Non interest income	1,134	1,049	85	8.1%	1,263	(129)	-10.2%	3,479	3,823	(344)	-9.0%
Gain on sale of investments	28	0	28	N/A	0	28	N/A	28	0	28	N/A
Noninterest expense	11,389	10,770	619	5.7%	10,220	1,169	11.4%	33,108	28,319	4,789	16.9%
Income before taxes	(5,496)	41	(5,537)	N/A	2,661	(8,157)	-306.5%	(5,062)	6,188	(11,250)	-181.8%
Provision for income taxes	(2,050)	37	(2,087)	N/A	1,054	(3,104)	-294.5%	(1,854)	2,475	(4,329)	N/A
Net income (loss)	(3,446)	4	(3,450)	N/A	1,607	(5,053)	-314.4%	(3,208)	3,713	(6,921)	-186.4%

Basic earnings (loss) per common share	$ (0.27)	$ -	$ (0.27)	N/A	$ 0.13	$ (0.40)	-307.7%	$ (0.25)	$ 0.32	$ (0.57)	-178.1%
Diluted earnings (loss) per common share	$ (0.27)	$ -	(0.27)	N/A	$0.12	(0.39)	-325.0%	$ (0.25)	$0.32	(0.57)	-178.1%

Weighted average common shares - Basic	12,779,020	12,779,020	0	0.0%	12,765,269	13,751	0.1%	12,779,020	11,427,997	1,351,023	11.8%
Weighted average common shares - Diluted	12,779,020	12,779,020	0	0.0%	12,874,038	(95,018)	-0.7%	12,779,020	11,590,101	1,188,919	10.3%

Return on average assets	-0.95%	0.00%	-0.95%	N/A	0.49%	-1.44%	293.9%	-0.31%	0.43%	-0.74%	172.1%
Return on average common equity	-6.96%	0.01%	-6.97%	N/A	3.27%	-10.23%	312.8%	-2.14%	2.89%	-5.03%	174.0%

Top-line revenue	$12,055	$12,396	($341)	-2.8%	$13,217	($1,162)	-8.8%	$36,481	$36,043	$438	1.2%
Net interest margin	3.33%	3.58%	-0.25%	-7.0%	3.96%	-0.63%	-15.9%	3.50%	4.09%	-0.59%	-14.4%
Efficiency ratio	94.48%	86.88%	7.60%	8.7%	77.32%	17.16%	22.2%	90.75%	78.57%	12.18%	15.5%

Average equity to average assets	13.66%	14.12%	-0.46%	-3.3%	14.86%	-1.20%	-8.1%	14.28%	15.02%	-0.74%	-4.9%
Average loans held for investment to average deposits
	112.45%	116.29%	-3.84%	-3.3%	120.19%	-7.74%	-6.4%	116.32%	117.03%	-0.71%	-0.6%
Net charge-offs to average loans	1.72%	0.40%	1.32%	N/A	0.06%	1.66%	N/A	0.96%	0.05%	0.91%	1820.0%

	Sept 30,	Jun 30,	Increase/(decrease)		Sept 30,	Increase/(decrease)
	2008	2008	$	%	2007	$	%
Total assets	$ 1,545,054	$1,414,689	$130,365	9.2%	1,323,415	$221,639	16.7%
Cash & cash equivalents	90,759	17,252	73,507	426.1%	17,675	73,084	413.5%
Earning assets	1,418,720	1,294,991	123,729	9.6%	1,202,796	215,924	18.0%
Investment securities	91,600	92,542	(942)	-1.0%	40,815	50,785	124.4%
Loans	1,247,802	1,191,733	56,069	4.7%	1,152,263	95,539	8.3%
Allowance for loan losses	14,264	13,232	1,032	7.8%	11,754	2,510	21.4%
Intangible Assets	64,968	65,091	(123)	-0.2%	64,451	517	0.8%
Deposit accounts	1,199,705	1,012,408	187,297	18.5%	985,149	214,556	21.8%
Borrowings	144,278	201,282	(57,004)	-28.3%	135,294	8,984	6.6%
Stockholders' equity	196,686	197,492	(806)	-0.4%	198,763	(2,077)	-1.0%
Total common shares outstanding	12,779,020	12,779,020	0	0.0%	12,779,020	0	0.0%
Book value per common share	$ 15.39	$ 15.45	$ (0.06)	-0.4%	$15.55	$ (0.16)	-1.0%
Tangible book value per common share	$ 10.31	$ 10.36	$ (0.05)	-0.5%	$10.51	$ (0.20)	-1.9%

Loan loss allowance to total loans	1.14%	1.11%	0.03%	2.7%	1.02%	0.12%	11.8%
Loan loss allowance to nonperforming loans	49.08%	54.56%	-5.48%	-10.04%	206.32%	-157.24%	-76.2%
Nonperforming loans to total loans	2.33%	2.03%	0.30%	14.8%	0.49%	1.84%	375.5%
Nonperforming assets to total assets	2.15%	1.75%	0.40%	22.86%	0.54%	1.61%	298.1%

Leverage (tier 1 to average total assets)	9.19%	9.68%	-0.49%	-5.1%	10.42%	-1.23%	-11.8%
Assets under advice--Bank of Florida Trust Company	$ 439,942	$ 475,890	(35,948)	-7.6%	$502,383	(62,441)	-12.4%

Conference Call

The Company’s President and Chief Executive Officer, Michael L. McMullan and Chief Financial Officer, Tracy L. Keegan, will hold a conference call today 9:00 AM EDT to discuss third quarter preliminary results. A brief management presentation will be followed by a question and answer period. The webcast noted below, including the audio portion of the conference call, will be maintained for approximately 90 days on the Company’s website.

Listen via Internet: http://investor.shareholder.com/media/eventdetail.cfm?eventid=60814&Co mpanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

Dial-in: Toll Free 877-741-4241

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.5 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company.” Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on “Investor Relations.” To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation, Naples
Tracy L. Keegan, Executive VP & CFO, 239-254-2147
or
Megan Malanga, Nvestcom Investor Relations, 954-781-4393
megan.malanga@nvestcom.com